Exhibit 99.6

NEWS RELEASE

ResCare • 10140 Linn Station Road • Louisville, Kentucky 40223–3813 • Phone: 502.394.2100 • www.rescare.com

Contact:	David W. Miles
Chief Financial Officer
502-394-2137

RESCARE ANNOUNCES $200 MILLION

SENIOR NOTE PRIVATE PLACEMENT

LOUISVILLE, KY (December 8, 2010) — ResCare, Inc. (NASDAQ: RSCR) announced today that it plans to raise up to $200 million through a private placement of senior notes due 2018 (“New Notes”), subject to market and other customary conditions.  The Company’s domestic subsidiaries will fully and unconditionally guarantee the New Notes.  The Company intends to use the net proceeds from the proposed placement to repurchase and retire the $150 million aggregate principal amount of its 7.75% Senior Notes Due 2013, to fund the second-step share exchange through which an affiliate of Onex Partners III, L.P. will complete the acquisition of all of the equity shares of ResCare, and for general corporate purposes. Completion of the placement of New Notes is subject to market conditions and is not a condition to closing the second-step share exchange.

The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.  The Company plans to offer and issue the New Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs.  In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements.  Please refer to those disclosures.

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